POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
As filed with the Securities and Exchange Commission on February 25, 2011
Registration No. 33-6300

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8 Registration No. 33-6300
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICROFLUIDICS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	04-2793022
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
30 Ossipee Road
Newton, Massachusetts 02464
(Address of principal executive offices)
Biotechnology Development Corporation 1986 Employee Stock Purchase Plan
(Full title of plans)
Michael C. Ferrara
President and Chief Executive Officer
30 Ossipee Road
Newton, Massachusetts 02464
(617) 969-5452
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jonathan L. Kravetz, Esq.
Megan N. Gates, Esq.
Daniel H. Follansbee, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts
(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 33-6300) previously filed by Microfluidics International Corporation, f/k/a Biotechnology Development Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on June 9, 1986 (the “Registration Statement”), pertaining to the registration of 150,000 shares (the “Shares”) of Company common stock, par value $0.01 per share (the “Common Stock”), under the Biotechnology Development Corporation 1986 Employee Stock Purchase Plan.
     On January 10, 2011, IDEX Corporation, a Delaware corporation (“IDEX”), Nano Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of IDEX (“Purchaser”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for IDEX to acquire the Company by means of a tender offer by Purchaser for all of the outstanding shares of Common Stock followed by the merger of Purchaser and the Company (the “Merger”).
     The tender offer was consummated on February 25, 2011.
     As a result of the tender offer, Purchaser acquired approximately 66% of the outstanding shares of Common Stock. Pursuant to the Merger Agreement, all of the stock option and other equity incentive plans of the Company have been terminated as of February 25, 2011. Accordingly, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.
      In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on February 25, 2011.

Microfluidics International Corporation
By:	/s/ Michael C. Ferrara
Michael C. Ferrara
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael C. Ferrara	President, Chief Executive Officer & Director	February 25, 2011

Michael C. Ferrara	(Principal Executive Officer)

/s/ Peter F. Byczko	Vice President, Finance & Chief Accounting Officer	February 25, 2011

Peter F. Byczko	(Principal Financial and Accounting Officer)

/s/ George Uveges	Director & Chairman of the Board of Directors	February 25, 2011

George Uveges

/s/ Henry Kay	Director	February 25, 2011

Henry Kay

/s/ Stephen J. Robinson	Director	February 25, 2011

Stephen J. Robinson

/s/ Leo Pierre Roy	Director	February 25, 2011

Leo Pierre Roy

/s/ Eric G. Walters	Director	February 25, 2011

Eric G. Walters